Preferred Apartment Communities, Inc. Breaks Escrow On Unit Offering

Atlanta, GA, April 2, 2012

Preferred Apartment Communities, Inc. (AMEX: APTS) ("PAC") announced today that it has raised proceeds sufficient to break escrow on its continuous public offering of a minimum of 2,000 and a maximum of 150,000 Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of PAC’s common stock, or Unit Offering. PAC's common stock is currently traded on the NYSE Amex under the symbol APTS. On March 30, 2012 the Company accepted subscription funds in excess of $2.0 million and issued 2,155 shares of Series A Redeemable Preferred Stock and 2,155 warrants to its new Series A Redeemable Preferred Stock stockholders. The Company plans to have subsequent closings on a monthly basis.

“We are pleased with the early and high level of interest PAC has received from investors,” said John A. Williams, Preferred Apartment Communities' President and CEO. “We believe that our targeted investment strategy is yielding attractive investment opportunities and we look forward to deploying our new stockholders’ money.” Williams added, “We also are excited to have broken escrow on our Unit Offering on March 30, 2012, only two months following the completion of FINRA's review of our marketing materials.”

The warrants issued on March 30, 2012 can be exercised beginning March 30, 2013, expire March 30, 2016, and have an exercise price of $9.59 per share of common stock. Pursuant to the terms of the Series A Redeemable Preferred Stock, we expect the board of directors of PAC will declare a monthly cash distribution of $5.00 on each outstanding share of Series A Redeemable Preferred Stock to stockholders of record on April 30, 2012, payable on May 21, 2012, and to stockholders of record on the last day of each month thereafter, payable on the 20th day of the month following. The cash distributions equate to an annualized dividend rate of 6% based on the $1,000 stated value of the Series A Redeemable Preferred Stock.

A registration statement relating to the offering of these securities has been filed with the U.S. Securities and Exchange Commission and declared effective. The offering will be made only by means of a prospectus. Copies of the prospectus for the offering may be obtained by contacting our dealer manager, International Assets Advisory, LLC, or a participating broker-dealer.

About Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc. is a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our property acquisition strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, we may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets. Preferred Apartment Communities intends to elect and qualify as a real estate investment trust for U.S. federal income tax purposes, commencing with our tax year ended December 31, 2011.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As a general matter, forward-looking statements reflect our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be identified by the use of forward-looking terminology such as "may", "will", "expects", "plans", "estimates", "anticipates", "projects", "intends", "believes", "outlook" and similar expressions.

The forward-looking statements contained in this press release are based upon our historical performance, current plans, estimates, expectations and other factors we believe are appropriate under the circumstances. The inclusion of this forward-looking information is inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the results discussed in the forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: Our business and investment strategy; our projected operating results; estimates relating to our ability to make distributions to our stockholders in the future; availability of qualified personnel; local and national market conditions and trends in our industry; demand for and lease-up of apartment homes, supply of competitive housing product, and other economic conditions; availability of debt and/or equity financing and availability on favorable terms; changes in our asset values; our ability to maintain our qualification as a REIT for U.S. federal income tax purposes; and economic trends and economic recoveries.

Additional discussions of risks and uncertainties appear in our filings with the SEC, including our final prospectus (the "Prospectus") dated and filed with the SEC on November 18, 2011, as amended or supplemented (Registration No. 333-176604), with respect to our offering of Units, and our Annual Report on Form 10-K filed with the SEC on March 15, 2012, both under the heading "Risk Factors." All information in this release is as of April 2, 2012. The Company does not undertake a duty to update forward-looking statements, including its projected operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Units offered by the Company pursuant to the Prospectus, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering will be made only by means of a Prospectus which is available on the SEC's website at http://www.sec.gov or from our dealer manager and participating broker-dealers.

SOURCE: Preferred Apartment Communities, Inc.

Preferred Apartment Communities, Inc.

Leonard A. Silverstein 770-818-4147

Executive Vice President

Email: lsilverstein@pacapts.com